Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 12, 2010 (except Notes 1, 22, 23, and 24, as to which the date is August 13, 2010) in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-168854) and the related Prospectus of UniTek Global Services, Inc. dated October 28, 2010.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

October 27, 2010